EX-99.3

SPEEDLANE.COM
                          426 PALO ALTO AVENUE
                      PALO ALTO, CALIFORNIA 94301
               Tel: (650) 326-4596  .  Fax: (650) 618-1502



SPEEDLANE.COM AND PLUME CREEK, INC. COMPLETE  MERGER


PALO ALTO, CALIFORNIA, APRIL 6, 2000...Speedlane.com, a privately held company announced today, that it has acquired, in the form of a share exchange, control of Plume Creek, Inc., a publicly traded Nevada corporation, listed on the OTC Bulletin Board, formerly traded under the symbol PLMK. Concurrent with the closing, the name of the new entity was legally changed to Speedlane.com. The existing management of Speedlane.com was retained to serve in identical managerial capacities in the newly formed entity. As such, Speedlane.com (the "Company") assumes the identity and responsibilities of a fully reporting public company, registered under the laws of the State of Nevada. The Company has filed an application for listing of its common shares on the American Stock Exchange ("Amex"), under the trading symbol ____. The Company expects the application process to be concluded shortly, and that once completed, shares of Speedlane.com common stock will commence trading on the Amex.

Following the completion of the exchange agreement, there were a total of 46,572,562 shares of Speedlane.com common stock issued and outstanding.
In addition, 1,900,000 additional shares of Speedlane.com common stock were issued subsequent to the closing, relating to certain business transactions entered into by the Company. As a result of the completion of the share exchange agreement and subsequent transactions entered into by the Company there are currently a total of 48,472,562 shares of Speedlane.com common stock issued and outstanding.

About Speedlane.com
Speedlane.com is a provider of Internet-enabling technologies, products and services for both business and consumer use. The Company's flagship product, Speedlane Internet Optimizer has been shown to increase the speed at which computers can download information from the Internet by as much as 200%. In addition the Speedlane.com is a reseller of computer memory and is currently developing additional technology based internet products for business marketing and security applications.
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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited the acceptance by the market of the Company's products; competition and future product trends that may affect operating performance, as well as other factors expressed from time to time in the company's periodic filings with the Securities and Exchanged Commission (the "SEC").
As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC.

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For additional information, contact:
Steven Kessler
Silicon Communications
(516) 539-0339 .  skess@optonline.net